Exhibit 10.7

EMPLOYMENT AGREEMENT

Between

Federal Home Loan Bank of Seattle

and

Richard M. Riccobono

The purpose of this Agreement is to confirm the terms of the employment relationship between the Federal Home Loan Bank of Seattle (“the Seattle Bank” or “Employer”) and Richard M. Riccobono (hereinafter referred to as the “Executive”).

1. Term. The Seattle Bank and Executive agree that Executive will be employed by the Seattle Bank beginning August 10, 2005 (the “Effective Date”) until December 31, 2007, unless employment is sooner terminated as provided herein (“the Term”). Upon expiration of the Term, this Agreement may be renewed for successive one (1) year periods, as mutually agreed to by the parties. Notwithstanding this Agreement, the parties agree that Executive is an employee-at will.

2. Position and Duties. The Seattle Bank and Executive agree that Executive will be employed as Executive Vice President & Chief Operating Officer of Employer, and shall report to the Chief Executive Officer. Executive’s responsibilities and duties shall include such managerial responsibilities and executive duties as may be assigned to him from time to time by the Chief Executive Officer and/or the Board of Directors of the Seattle Bank. Executive covenants to render such services to the best of his skill and ability during his employment under this Agreement.

2.1 Executive agrees to devote his full-time efforts to his duties with the Seattle Bank and further agrees that he will not directly or indirectly engage or participate in any activities while employed by the Seattle Bank that would conflict with the performance of his duties or obligations to the Seattle Bank or the best interests of the Seattle Bank, or which would directly or indirectly compete with the Seattle Bank. The foregoing shall not preclude Executive from accepting service as a board or committee member of industry trade groups and as a trustee or director of any nonprofit or community organization where such service will be beneficial to the Seattle Bank.

2.2 All policies published by the Seattle Bank or delivered to Executive prior to or following this Agreement regarding employment, required behavior by employees and other similar matters (collectively referred to as “the Seattle Bank Policies”) are incorporated within this Agreement as though fully set forth in this Agreement. Executive agrees to be bound by and adhere to all such Seattle Bank Policies as presently exist or as may be hereafter issued or modified by the Seattle Bank. Without limiting the foregoing, Executive agrees to conduct business on behalf of the Seattle Bank in a manner consistent with proper and ethical business practices and consistent with the best interests of the Seattle Bank. To the extent any the Seattle Bank Policies are inconsistent with or contrary to the provisions of this Agreement, this Agreement shall prevail.

3. Base Compensation. For all services rendered by Executive during the Term of this Agreement, the Seattle Bank shall pay Executive a gross base salary of Three Hundred Thirty-five Thousand Dollars ($335,000.00) per annum. Executive shall be paid this salary on the same basis applicable to executive employees of the Seattle Bank generally, minus all lawful and agreed upon payroll deductions. Executive’s compensation shall be reviewed annually at the end of each calendar year by the Chief Executive Officer in accordance with normal Seattle Bank salary review procedures, but may not be decreased during the term of this Agreement. Executive’s salary for any partial year of employment shall be reduced to cover the term of actual employment on a pro-rata basis.

4. Business Expenses. The Seattle Bank agrees to reimburse Executive for all reasonable business expenses incurred by Executive while on Seattle Bank business, subject to the Seattle Bank’s normal business expense and documentation policies, and subject to applicable laws and regulations.

5. Bonuses and Incentives: During the Term, Executive will be entitled to the following bonuses and to participate in the following incentive programs:

5.1 Short-Term Incentive Compensation Program. Short-term incentive compensation for Executive will have the minimum threshold, target and maximum percentages of annual base pay as set forth in the short-term incentive compensation that has been established for officers of the Seattle Bank, as it may be implemented or amended from time to time. For 2005, Executive’s short-term incentive compensation will be prorated for five months of service during 2005.

5.2 Long-Term Incentive Compensation Program. Executive will also be eligible for participation in the Seattle Bank’s long-term incentive bonus program, as it may be implemented or amended from time to time. Long-term incentive compensation will be paid, if earned, in 2008 based on performance over the period 2005, 2006 and 2007. The long-term incentive will have the same three measurable objectives as applicable to other members of the Seattle Bank’s senior leadership (risk profile, market penetration and profitability, which would be equally weighted). Executive will receive full credit for 2005 in the long-term incentive plan, even though he will be employed for only five months during 2005. It is anticipated that a new three-year long-term incentive plan will be extended to Executive in 2006 and each subsequent year of employment.

6. Employee Benefits. The Seattle Bank and Executive agree that during the term of this Agreement, Executive will be eligible to participate in the Seattle Bank’s employee benefit plans available to other executives of the Seattle Bank, including without limitation, those plans covering medical, disability and life insurance, and applicable retirement savings plans, in accordance with the eligibility and other terms and conditions established for individual participation in any such plan and under applicable law, as such terms may be changed from time to time. Executive shall also be entitled to participate in any benefits equalization plans that the bank has established for its officers, as they may be implemented or amended from time to time. The parties acknowledge and agree that as of the first day of the month following the effective date of this Agreement, Executive shall be entitled to participate in the defined benefit plan of the Seattle Bank, known as the Federal Institutions Retirement Fund (FIRF), and that Executive’s previous Service that has been credited in the FIRF shall be credited as Service in the Seattle Bank’s defined benefit plan.

7. Vacation. Executive shall be entitled to three (3) weeks’ paid vacation per year. Vacation shall be scheduled by Executive at a time that is consistent with the Seattle Bank’s business needs. Upon the termination of this Agreement, Executive shall be paid for all previously accrued and unused vacation time.

8. Relocation Expenses. The Seattle Bank will reimburse Executive for his reasonable relocation expenses in accord with the Seattle Bank’s relocation policy, up to an aggregate maximum amount of $125,000 (with that amount to be grossed up to adjust for applicable income taxes). Subject to the foregoing aggregate maximum, the Seattle Bank and Executive agree that the reimbursable relocation expenses may include up to three (3) house-hunting trips and that the $25,000 limit on reimbursable real estate expenses contained in the relocation policy shall not apply.

9. Confidential Information. It is understood and agreed that as a result of Executive’s employment with the Seattle Bank, Executive has acquired and will continue to acquire and make use of confidential information about the Seattle Bank and its business, and information relating to the Seattle Bank’s customers, such information constituting trade secrets. During the course of his employment with the Seattle Bank and thereafter, Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Employer, furnish, make available or disclose to any third party (except in furtherance of the Seattle Bank’s business activities and for the sole benefit of the Employer) or use for the benefit of himself or any third party, any Confidential Information. As used in this Agreement, “Confidential Information” shall mean any information relating to the business or affairs of the Seattle Bank or its business, including but not limited to information relating to financial statements, reports, models, data, business plans, operations, systems, regulatory matters, customer identities, potential customers, employees, suppliers, servicing methods, assets, programs, strategies and information, analyses, profit margins, or other proprietary information used by the Seattle Bank in connection with its business; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known outside the Seattle Bank by persons who are not associated with the Seattle Bank and do not have an obligation of confidentiality to the Seattle Bank with respect to such information through no wrongful act on the part of Executive. Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Seattle Bank. Executive further agrees that on termination of this Agreement, or at any time on request by the Employer, he shall deliver possession to the Seattle Bank of all Confidential Information and all documents, writings, and other things of every kind and description prepared or acquired in connection with the Seattle Bank business or at the Seattle Bank expense or in the course of Employee’s employment or that contain the Seattle Bank proprietary information, including all copies of the same.

10. Termination. This Agreement shall be terminated upon the occurrence of any one of the following events:

10.1 Death of Executive.

10.2 If Executive shall have been incapacitated from illness, accident or other disability and unable to perform his normal duties hereunder for a period of ninety (90) consecutive days, upon the Seattle Bank or Executive giving the other party not less than thirty (30) days’ written notice.

10.3 Expiration of the Term of this Agreement or any renewal or extension thereof.

10.4 For Cause, which shall be defined as the occurrence of one or more of the following:

(a) Executive’s material breach of the provisions of this Agreement; or

(b) Executive’s willful, wanton or grossly negligent non-performance or misfeasance of Executive’s duties (other than as a result of total or partial incapacity due to physical or mental illness), including Executive’s repeated insubordination or refusal to comply in any material respect with the directives of the Seattle Bank’s Board of Directors so long as such directives are not inconsistent with Executive’s position and duties; or

(c) Dishonest or fraudulent conduct, a deliberate attempt to do an injury to the Seattle Bank, or conduct that materially discredits the Seattle Bank, including conviction of or plea of nolo contendere to a felony or any crime involving dishonesty or fraud.

10.5 By the Seattle Bank without cause upon notice to Executive, which determination may be made by the Seattle Bank at any time at the Seattle Bank’s sole discretion, for any or no reason.

11. Severance. If Executive’s employment with the Bank terminates pursuant to Section 10.5 above, and Executive signs and does not revoke a release of claims against the Bank, then, subject to Executive’s compliance with Section 9, and in lieu of any benefits to which Executive may be entitled under the Seattle Bank’s Severance Policy, Executive shall be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his then current base salary, for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with the Bank’s normal payroll policies. If Executive’s employment with the Bank terminates as the result of a change in control (as defined below), and Executive signs and does not revoke a release of claims against the Bank, then, subject to Executive’s compliance with Section 9, and in lieu of any benefits to which Executive may be entitled under the Seattle Bank’s Severance Policy, Executive shall be entitled to receive a lump sum payment of severance pay (less applicable withholding taxes) in an amount equal to twenty-four (24) months of his then current base salary. For purposes of this Section 11, “change of control” shall mean (i) the merger or consolidation of the Seattle Bank with or into another Federal Home Loan Bank, or (ii) the liquidation of the Seattle Bank. In addition, the Seattle Bank shall pay Executive’s premiums for continued group health insurance benefits for the period during which Executive receives such severance benefits, but in no event for a period that exceeds eighteen (18) months.

12. Effect of Termination. Upon termination of Executive’s employment with Employer for any reason, the Seattle Bank agrees to pay Executive all salary which is due and owing to Executive as of the date of termination, less legal deductions or offsets Executive may owe to the Seattle Bank for such items as salary advances or loans. Executive agrees that his signature on this Agreement constitutes his authorization for all such deductions. Except as otherwise provided pursuant to Section 10.5 with respect to a termination without cause, Executive shall not be entitled to any other or additional compensation upon termination. In the event of termination of this Agreement, the terms and provisions of this Agreement shall also terminate, with the exception of the confidentiality covenant contained in Section 9 and any other provisions that expressly address post-termination issues. Such provisions shall continue in full force and effect according to their terms.

13. Responsibilities of Executive Upon Termination. Upon the termination of Executive’s employment with the Seattle Bank, irrespective of the reasons for such termination, Executive shall deliver all property of the Seattle Bank to the Seattle Bank, together with all notes and memoranda, whether in written or digital form. The property of the Seattle Bank that must be returned upon termination of Executive’s employment shall include, but shall not be limited to, all written data concerning the financial performance, products, plans, projections, or products of the Seattle Bank and all other data which would constitute Confidential Information pursuant to Section 8. The property to be delivered to the Seattle Bank shall include the originals and all copies of all such property and all data contained on computer disks and other means of storing electronic data.

14. Representations of Executive. Executive represents and warrants to the Seattle Bank that he is free to enter into this Agreement and that he has no commitment, arrangement or understanding to or with any party which restrains or is in conflict with his performance of the covenants, services and duties provided for in this Agreement. Executive agrees to indemnify the Seattle Bank and to hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by Executive which, the foregoing representation and warranty to the contrary notwithstanding, shall be in violation, or shall constitute a breach, of any such commitment, arrangement or understanding.

15. Construction of Agreement.

15.1 Essential Terms and Modification of Agreement. It is understood and agreed that the terms and conditions described in this Agreement constitute the essential terms and conditions of the employment arrangement between the Seattle Bank and Executive, all of which have been voluntarily agreed upon. The Seattle Bank and Executive agree that there are no other essential terms or conditions of the employment relationship that are not described within this Agreement, and that any change in the essential terms and conditions of this Agreement will not be effective until it is written down in a supplemental agreement which shall be signed by both a representative of the Board of Directors, pursuant to authorization of the Board, and Executive.

15.2 Severability. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall, at any time, or to any extent, be determined invalid or unenforceable, the remaining provisions hereof shall not be affected thereby and shall be deemed valid and fully enforceable to the extent permitted by law.

15.3 Notices. Any notice hereunder shall be sufficient if in writing and delivered to the party or sent by certified mail, return receipt requested and addressed as follows:

a. To the Seattle Bank:	Chief Executive Officer
Federal Home Loan Bank of Seattle
1501 Fourth Ave, Suite 1900
Seattle, WA 98101

With a copy to:	Kevin F. Crowe
Senior Vice President & General Counsel
Federal Home Loan Bank of Seattle
1501 Fourth Ave, Suite 1900
Seattle, WA 98101

b. If to Executive:

Either party may change the address herein specified by giving to the other, written notice of such change as provided in this Section 15.3.

15.4 Governing Law and Jurisdiction. This Agreement is made and shall be construed and performed under the laws of the State of Washington without reference to its choice of law rules. In the event of any litigation or other legal action relating to this

Agreement, the prevailing party will be entitled to recover from the other party, in addition to all other relief, all reasonable costs and attorneys’ fees incurred by the prevailing party in connection with such action (including, but not limited to, any appeal thereof). Any such action may be maintained in any state or federal court located in King County, Washington, having subject matter jurisdiction over such dispute. Both parties consent in advance to the exclusive jurisdiction over them of any such court.

15.5 Waiver of Agreement. The failure of either party to insist upon or enforce strict performance by the other of any provision of this Agreement or to exercise any right, remedy or provision of this Agreement will not be interpreted or construed as a waiver or relinquishment to any extent of such party’s right to consent or rely upon the same in that or any other instance; rather, the same will be and remain in full force and effect.

15.6 Captions. The captions and headings of the sections and subsections of this Agreement are for convenience and reference only and are not to be used to interpret or define the provisions hereof.

15.7 Assignment and Successors. The rights and obligations of the Seattle Bank under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Employer. The rights and obligations of Executive hereunder are non-assignable. The Seattle Bank may assign its rights and obligations to any entity in which the Seattle Bank or an entity affiliated with the Seattle Bank has a majority ownership interest.

15.8 Applicable Federal Law. This Agreement is subject to applicable provisions of the Federal Home Loan Bank Act and regulations of the Federal Housing Finance Board.

15.9 Entire Agreement. This Agreement sets forth the entire agreement between the parties related to Executive’s employment by the Seattle Bank, and supersedes any and all prior representations, proposals, discussions, communications or agreements, written or otherwise, between the parties with respect thereto. No amendment of any provision of this Agreement will be effective unless set forth in a written instrument signed by both parties.

15.10 Counterparts. This Agreement may be executed in counterparts.

15.11 Advice of Counsel. Executive acknowledges that he has read and understands this Agreement and all of the provisions hereof, and that adequate opportunity has been afforded Executive to consult with his own legal counsel before signing this Agreement.

Executed this 19th day of July, 2005, effective as of August 10, 2005.

EXECUTIVE	FEDERAL HOME LOAN BANK OF SEATTLE

/s/ Richard M. Riccobono
Richard M. Riccobono	By	/s/ James E. Gilleran
	Its	President and CEO